                                                                      Exhibit 11

                                Tetra Tech, Inc.
                    Computation of Earnings Per Common Share
                                   (Unaudited)


                                                                                         Three Months Ended
                                                                                  ---------------------------------
                                                                                    January 2,        January 3,
                                                                                       2000              1999
                                                                                  ---------------  ----------------
Basic:
   Common stock outstanding, beginning of period...........................           38,433,621        35,788,250
   Stock options exercised.................................................               19,856            66,705
   Stock purchase plan issuance............................................                  143               191
   Issuance of common stock................................................               12,475                --
                                                                                  ---------------  ---------------
   Common stock outstanding, end of period.................................           38,466,095        35,855,146
                                                                                  ===============  ================
   Weighted average common stock outstanding during the period.............           38,453,384        35,819,528
                                                                                  ===============  ================
   Net income as reported in condensed consolidated financial statements...       $    7,563,000   $     5,427,000
                                                                                  ===============  ================
   Basic Earnings Per Share................................................       $         0.20   $          0.15
                                                                                  ===============  ================
Diluted:
   Weighted average common stock outstanding during the period.............           38,453,384        35,819,528
   Potential common shares under the treasury stock method assuming the exercise of options and warrants and the conversion of preferred stock
     and exchangeable stock of a subsidiary................................            1,964,451         2,567,840
                                                                                  ---------------  ----------------
         Total.............................................................           40,417,835        38,387,368
                                                                                  ===============  ================
   Net income as reported in condensed consolidated financial statements...       $    7,563,000   $     5,427,000
                                                                                  ===============  ================
   Diluted Earnings Per Share..............................................       $         0.19   $          0.14
                                                                                  ===============  ================



    See accompanying Notes to Condensed Consolidated Financial Statements.